SUBSIDIARIES OF THE REGISTRANT


Bud Meyer Truck Lines, Inc., a Minnesota corporation

CIP, Inc., a Nevada corporation

Covenant Asset Management, Inc., a Nevada corporation

Covenant.com, Inc., a Nevada corporation

Covenant Transport, Inc., a Tennessee corporation

Harold Ives Trucking Co., an Arkansas corporation

Southern Refrigerated Transport, Inc., an Arkansas corporation

Terminal Truck Broker, Inc., an Arkansas corporation

Tony Smith Trucking, Inc., an Arkansas corporation

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